Exh. 99.1


Aegis Pursues Initiative with Department of Homeland Security


NEWPORT BEACH, Calif.--(BUSINESS WIRE)--October 8, 2003 - Aegis Assessments, Inc. (OTCBB: AGSI) announced today that it was continuing to advance the first phase of its pending proposal to the Department of Homeland Security (DHS) to install the Aegis SafetyNet(TM) system with public safety agencies in California, by successfully demonstrating its pre-production model of the Aegis SafetyNet(TM) Mobile Command Post (MCP), a mobile wireless broadband communication system for emergency responders, to the staff of Congresswoman Loretta Sanchez on October 6, 2003, and the staff of Congressman Chris Cox on October 7, 2003.


Rep. Chris Cox is the Chairman of the Select Committee on Homeland Security. On October 1, 2003, President Bush signed into law the nation's first Homeland Security Funding bill. The legislation provides over $29 billion on initiatives to secure the homeland and help keep the American people safe. Chairman Cox stated that the legislation includes funding for first responders and to deploy new science and technology. The bill includes $75 million for the Rapid Prototyping Program, which has been allocated to support the rapid adaptation of commercial technologies for use by DHS and state and local first responders.


As a member of the Select Committee on Homeland Security, Congresswoman Sanchez has been diligently working to assure that the nation's most critical national security needs are met. As a member of the House Armed Services Committee, Congresswoman Sanchez is dedicated to ensuring that the United States maintains its position as the best-equipped military force in the world.


The SafetyNet(TM) MCP provides real-time streaming video, audio, secure messaging, and NBC (Nuclear, Biological and Chemical) detection data from an emergency site. The all-digital system, which is compact, ruggedized, self-configuring and expandable, also contains a radio bridge which interconnects radios instantly and bridges the radios beyond their normal capabilities.

Richard Reincke, Aegis' Chief Operating Officer, stated, "We are continuing to work directly with the DHS and members of the Select Committee on Homeland Security to promote the use of our technologies to meet the DHS' mission to achieve communications interoperability with other emergency response agencies."

About Aegis Assessments, Inc.
Aegis Assessments, Inc. (OTCBB: AGSI) provides leading edge wireless and security technologies for the U.S. Government, law enforcement, and private corporations for Homeland Security and emergency response applications. We are developing our technologies to be the standard in secure interoperable communication systems that improve emergency response capabilities. Our patent-pending wireless communication system, the Aegis SafetyNet(TM), operates on a secure wireless network system providing high-speed video, audio, and data communication in any type of emergency.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that involve risks and uncertainties. Statements in this press release other than statements of historical fact are forward-looking statements that are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.


    FOR MORE INFORMATION, PLEASE CONTACT:

    o    Aegis Assessments, Inc,

    o    Richard Reincke COO, 877.718.7599 ext 402

    o    Email: richard@aegiscorporate.com

    o    Website: www.aegiscorporate.com